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                                   EXHIBIT 11
                             LASERSIGHT INCORPORATED
                        COMPUTATION OF PER SHARE EARNINGS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998



                                                                 Three Months Ended
                                                                     March 31,
                                                          ---------------------------------
                                                             1999                  1998
                                                          ---------------------------------
BASIC
      Weighted average shares outstanding                  13,418,000            10,318,000
                                                          ===========           ===========

      Net loss                                            $(3,320,364)           (1,963,507)
       Conversion discount on preferred stock                      --               (25,372)
       Preferred stock accretion and
        dividend requirements                                      --            (1,098,121)
                                                          -----------           -----------
       Loss attributable to common shareholders           $(3,320,364)           (3,087,000)
                                                          ===========           ===========

       Basic loss per share                               $     (0.25)                (0.30)
                                                          ===========           ===========

 DILUTED
       Weighted average shares outstanding                 13,418,000            10,318,000
                                                          ===========           ===========

       Net loss                                           $(3,320,364)           (1,963,507)
        Conversion discount on preferred stock                     --               (25,372)
        Preferred stock accretion and
         dividend requirements                                     --            (1,098,121)
                                                          -----------           -----------
       Loss attributable to common shareholders           $(3,320,364)           (3,087,000)
                                                          ===========           ===========

       Diluted loss per share                             $     (0.25)                (0.30)
                                                          ===========           ===========


       Loss attributable to common shareholders, above    $(3,320,364)           (3,087,000)

       Additional adjustment to weighted average
        number of shares:
       Weighted average number of shares as adjusted
        per  above                                         13,418,000            10,318,000
       Dilutive effect of contingently issuable shares,
        stock options and convertible preferred stock       4,479,000             3,474,000
                                                          -----------           -----------

       Weighted average number of shares, as adjusted     $17,897,000            13,792,000
                                                          ===========           ===========

       Diluted loss per share, adjusted                   $     (0.19)(A)             (0.22)
                                                          ===========           ===========


(A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.
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